Exhibit 10.2

IN THE MATTER OF:

Career Education Corporation, American InterContinental University, Inc., and Colorado Technical University, Inc.

ASSURANCE OF VOLUNTARY COMPLIANCE/ASSURANCE OF DISCONTINUANCE

This Assurance of Voluntary Compliance (“AVC”) is entered into by the Attorneys General of Alabama, Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, New Hampshire, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming (referred to collectively as the “Attorneys General”) and Career Education Corporation (“CEC”), American InterContinental University, Inc. (“AIU”) and Colorado Technical University, Inc. (“CTU”), including, except as otherwise provided herein, all of their respective subsidiaries, affiliates, successors, and assigns (collectively, “CEC” and, together with the Attorneys General, the “Parties”).

This AVC resolves certain claims of the Attorneys General relating to CEC’s compliance with applicable state consumer protection laws, particularly with respect to recruitment and enrollment practices relating to CEC’s institutions’ post-secondary educational programs.

CEC enters into this AVC solely for the purpose of resolving the allegations and related claims of the Attorneys General. Nothing contained herein shall constitute or may be construed as an admission by CEC of any liability or wrongdoing.

PARTIES

1.	The parties to this AVC are as follows:

(a)	The State of Iowa, through Attorney General Thomas Millee, is authorized to enforce its consumer protections laws, including the Iowa Consumer Fraud Act, Iowa Code section 714.16.

(b)

Career Education Corporation is a Delaware corporation with corporate headquarters at Schaumburg, Illinois. American InterContinental University, Inc. is a Georgia Corporation with its corporate headquarters in Schaumburg, Illinois. Colorado Technical University, Inc. is a Colorado corporation with its corporate headquarters in Colorado Springs, Colorado.

THE ALLEGATIONS OF THE ATTORNEYS GENERAL

2.

At times during the course of offering enrollment in educational programs, CEC placed significant pressure on its employees to enroll students and engaged in unfair and deceptive practices by making misleading statements to prospective students, failing to disclose material facts to prospective students, and otherwise engaging in Unreasonable Recruitment Methods in violation of state consumer protections laws as follows:

(a)	CEC misled students about the total costs of enrollment at CEC institutions;

(b)	CEC misled students about the transferability of credits into CEC from other institutions and out of CEC to other institutions;

(c)

CEC misrepresented their program offerings and the potential to obtain employment in the field desired by prospective students, including failing to adequately disclose the fact that certain programs lacked the necessary programmatic accreditation, which negatively affect a student’s ability to obtain a license or employment; and

(d)

CEC engaged in unfair and deceptive practices in calculating job placement rates, thereby giving prospective students an inaccurate impression of CEC graduates’ employment outcomes. CEC’s misrepresentations related to job placement rates include but are not limited to:

(i)

misrepresenting CEC graduates who worked only temporarily as having been “placed,” based, for example, on less than two weeks of work or having continued in an internship for a week after graduation; and

(ii)

misrepresenting CEC graduates as having been “placed” in fields in which the students trained or in related fields, when in fact, CEC graduates employment was neither in the field in which the graduate was trained nor in a field related to their field of study.

As a result of the unfair and deceptive practices described above, some students enrolled in CEC who would not have otherwise enrolled, could not obtain professional licensure, and/or incurred debts that they could not repay nor discharge.

CEC’S RESPONSE TO ALLEGATIONS

3.

CEC denies the allegations of the Attorneys General, including those set forth in paragraph 2, denies any wrongdoing or liability of any kind, and enters into this AVC solely for the purpose of resolving certain disputed claims of the Attorneys General relating to the allegations including those set forth above in paragraph 2.

DEFINITIONS

Whenever the terms listed below are used in this AVC, the following definitions shall apply:

4.	“Administrator” shall have the meaning set forth in paragraphs 34 through 37 below.

5.

“Admissions Advisor” means any natural person employed by CEC who has substantial responsibility for encouraging Prospective Students to apply or enroll in a Program of Study or recruiting Prospective Students, including but not limited to assisting Prospective Students with the application process and informing Prospective Students about Programs of Study at CEC’s institutions, but shall exclude Financial Aid Advisors.

6.	“Anticipated Total Direct Cost” means the estimated cost of tuition, fees, books, supplies, and equipment to complete a Program of Study.

7.

“Attorneys General” means the Attorneys General of Alabama, Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, New

Hampshire, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming.

8.	“CIP Code” means the six-digit U.S. Department of Education Classification of Instructional Program (“CIP”) code identified for a particular Program of Study.

9.

“CIP to SOC Crosswalk” means the crosswalk developed by the National Center for Educational Statistics and the Bureau of Labor Statistics relating CIP Codes to Standard Occupational Classification (“SOC”) codes and available at http://nces.ed.gov/ipeds/cipcode/resources.aspx or its successor site.

10.

“Clearly and Conspicuously” or “Clear and Conspicuous,” when referring to a statement or disclosure, means that such statement or disclosure is made in such size, color, contrast, location, and duration that it is readily noticeable, readable, and understandable. A statement may not contradict or be inconsistent with any other information with which it is presented. If a statement modifies, explains, or clarifies other information with which it is presented, it must be presented in proximity to the information it modifies, in a manner that is likely to be noticed, readable, and understandable, and it must not be obscured in any manner.

11.	“Core Skills” means skills that are necessary to receive a diploma or degree in a

Student’s field of study, such that failure to master these skills will result in no diploma or degree being awarded. “Core Skills” are specific to the Program of Study and are not taught in general education courses or generally taught across all fields of study, and are not the same as basic skills, which are skills that are necessary for success in a Student’s field of study, but which the Student should possess upon entry into a Program of Study. Core Skills do not include generic skills such as “collaboration,” “team work,” and “communication,” and for bachelor’s degree programs, Core Skills do not include skills taught in 100-level courses unless the skill is refined and specifically identified in upper- level courses.

12.	“Cost of Attendance” means cost of attendance as defined in the Federal Higher Education Act of 1965, § 472, 20 U.S.C. § 1087ll, or as that statute may be amended.

13.

“Completer,” only for purposes of calculating a Job Placement Rate in accordance with this AVC, means a Student who is no longer enrolled in a Program of Study and who has either completed the time allowed or attempted the maximum allowable number of credits for the Program of Study but who did not accomplish the requirements for graduation, such as:

(a)	achieving the necessary grade point average;

(b)	attaining required competencies or speed skills; or,

(c)	satisfying non-academic requirements, including but not limited to paying outstanding financial obligations.

14.

“Do Not Call Registry” means the national registry established by the Federal Communications Commission and the Federal Trade Commission that prohibits the initiation of outbound telephone calls, with certain statutory exemptions, to registered consumers.

15.	“Effective Date” means January 2, 2019.

16.

“Electronic Financial Impact Platform” means an interactive, internet-based program that produces a personalized disclosure for a Prospective Student of the potential financial impact of pursuing a particular Program of Study and incurring a specific amount of debt. The platform shall permit Prospective Students to input and/or adjust fields to customize the resulting disclosure, including but not limited to the fields that pertain to sources of funding (i.e., scholarships, grants, student contributions, federal loans, and private loans) and post-graduation expenses, and shall generate a customized disclosure for the Prospective Student that shows current estimates of (a) the Prospective Student’s Anticipated Total Direct Costs in pursuing the Program of Study, (b) the Prospective Student’s Cost of Attendance, including each component thereof (c) the Prospective Student’s estimated total debt incurred by pursuing the Program of Study at the time of repayment and the corresponding monthly loan payments over a term of years based on the loan interest rate information, (d) the Prospective Student’s estimated income if he/she successfully graduates from the Program of Study, if available from the

U.S. Department of the Education, and (e) the Prospective Student’s estimated post- graduation expenses, including personal financial obligations such as rent or mortgage payments, other debt, car payments, child care expenses, utilities, and the like. The Electronic Financial Impact Platform shall also provide information about the Program of Study, including the following information: Program Completion Rates, Median Debt for Completers, and Program Cohort Default Rate. For the avoidance of doubt, the Parties agree that the Program Cohort Default Rate and the Median Earnings for Completers are to be calculated by the U.S. Department of Education and that this AVC does not require

CEC itself to calculate these figures for use in the Electronic Financial Impact Platform if unavailable from the U.S. Department of Education.

17.	“Enrollment Agreement” shall mean the document executed by a Prospective Student that sets forth certain terms and conditions of the Prospective Student’s enrollment in a Program of Study.

18.	“Executive Committee” shall refer to the Attorneys General of the States of Connecticut, Illinois, Iowa, Kentucky, Maryland, Oregon, and Pennsylvania.

19.	“Financial Aid Advisor” means any natural person employed by CEC who has substantial responsibility for assisting or advising Students and Prospective Students with respect to financial aid matters.

20.	“Former Employee” means any person who was employed by CEC on or after the Effective Date and who is no longer employed by CEC.

21.

“Good Cause” means: (a) a material and substantial breach of the terms of this AVC by the Administrator, including the failure to comply with the terms and limitations of this AVC, (b) any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar conduct by the Administrator, (c) any intentional act of bias or prejudice in favor or against either party or Students by the Administrator, or (d) conduct by the Administrator that demonstrates unfitness to serve in any administrative capacity. Good Cause shall not include disagreements with the decisions of the Administrator pursuant to this AVC, unless there is a clear pattern in the Administrator’s decisions that demonstrates or shows that the Administrator has not been acting as an independent third party in rendering decisions.

22.

“Graduate,” only for purposes of calculating a Job Placement Rate in accordance with this AVC, means a Student who has accomplished all of the requirements of graduation from a Program of Study, such as, for example, achieving the necessary grade point average, successfully passing all required courses and meeting all clinical, internship, and externship requirements, and satisfying all non-academic requirements.

23.

“Job Placement Rate” means the job placement rate calculated in accordance with this AVC and is a numeric rate calculated by dividing the total number of placed Graduate/Completers by the total number of Graduate/Completers who do not qualify for exclusion from the calculation as set out below. CEC shall count a Graduate/Completer as placed or excluded for purposes of calculating a Job Placement Rate in accordance with this AVC only where CEC is able to successfully contact a Graduate/Completer or employer to verify employment or exclusion and possesses at the time it is calculating the Job Placement Rate the documentation required below.

(a)	In calculating Job Placement Rates in accordance with this AVC, CEC shall assess whether the Student has been placed within six (6) months of the later of
(i)	the end of the month in which the Student becomes a Graduate/Completer or

(ii)if a license or certification is required for the relevant occupation, the date on which the results of the first licensing or certification exam for which the Graduate/Completer was eligible to sit become available; provided, however, that such six (6) month period shall be extended for up to sixty (60) days to permit Students who accepted employment prior to the expiration of such six (6) month period to satisfy the minimum employment threshold set forth in paragraph 68(a)(v) and (a)(vi), in which case the Graduate/Completer shall be excluded from the current reporting cohort and included in the next reporting cohort.

(b)

In calculating a Job Placement Rate in accordance with this AVC, a Graduate/Completer may be excluded from the total number of Graduates/Completers (i.e., the denominator) if CEC obtains written documentation that the Graduate/Completer:

(i)

has a medical condition or disability that results in the Graduate/Completer’s inability to work or the Graduate/Completer is not available for employment because the Graduate/Completer has a parent, child, or spouse who has a medical condition that requires the care of the Graduate/Completer;

(ii)	is engaged in full time active military duty;

(iii)	is enrolled at least half-time in an additional program of post-secondary education;

(iv)	is deceased;

(v)	is not eligible for placement in the United States because of visa restrictions;

(vi)	is a spouse or dependent of military personnel who have moved due to military transfer orders;

(vii)	is incarcerated; or

(viii)	qualifies for any other job placement rate calculation exclusion that the

U.S. Department of Education adopts subsequent to the Effective Date, unless the Attorneys General determine in their reasonable judgment within thirty (30) days of being notified by CEC of the adoption of such waiver that recognizing the waiver for purposes of calculating the Job Placement Rate would be contrary to the interests of Prospective Students; provided, however, that CEC shall have the right to apply to the District Court for the State of Iowa, Fifth Judicial District, for a ruling as to whether any such determination by the Attorneys General was reasonable under the circumstances.

(c)	Where CEC excludes a Graduate/Completer from the total number of Graduate/Completers for the purposes of calculating the Job Placement Rate, CEC shall not count that Graduate/Completer as “placed.”

24.

“Median Earnings for Completers” means the earnings calculated according to the definitions and method provided by the U.S. Department of Education in 34 CFR 668.413(b)(8) and as that regulation may be amended or recodified.

25.

“Median Debt for Completers” includes Title IV loans, institutional loans, private loans, credit, or unpaid balances extended by or on behalf of the CEC institution to Students, as provided in 34 CFR 668.404(d)(1). Median Debt for Completers is the median debt for Students who completed the program during the most recent award year and is determined according to the definitions and method provided in 34 CFR

668.413(b)(4) and as that regulation may be amended or recodified.

26.	“Program Cohort Default Rate” means the program cohort default rate determined according to 34 CFR 668.413(b)(13) and as that regulation may be amended or recodified.

27.

“Program Completion Rate” means the program completion rate for full-time Students calculated according to the definitions and method provided by the U.S. Department of Education in 34 CFR 668.413 and as that regulation may be amended or recodified.

28.

“Program of Study” shall mean a series of courses, seminar, or other educational program offered at a CEC institution in the United States, for which CEC charges tuition and/or fees, which is designed to lead toward a degree, certificate or diploma, and which

(a)is eligible for Title IV funding, (b) involves more than 25 contact hours in a credit bearing course, or (c) is designed to make a Student eligible to sit for any state or national certification or licensing examination. Notwithstanding anything in the foregoing sentence to the contrary, non-credit courses, courses paid for entirely by employers, or programs offered for personal enrichment, i.e., hobby or training courses, that are not Title-IV eligible, courses that are not taken for the purpose of ultimately obtaining a degree, certificate, diploma, or review courses that are designed to assist with a Student’s preparation for a state or national certification or licensing exam for which the Student is already eligible to sit, shall not be Programs of Study.

29.

“Prospective Student” means any natural person who is being recruited for a Program of Study and/or pursuing enrollment at a CEC institution in a Program of Study and is a resident of a state which is a party to this AVC at the time of such recruitment or pursuit.

30.	“Student” means any natural person who is or was enrolled at a CEC institution in a Program of Study and is or was a resident of a state which is a party to this AVC at the time of enrollment.

31.

“Third-Party Lead Vendor” means any third-party vendor (whether a person, corporation, partnership, or other type of entity) that is directly retained and authorized by CEC to provide Prospective Student inquiries to CEC, but excludes companies that host CEC’s advertising or marketing content including but not limited to Facebook, Google, Twitter, and LinkedIn.

32.

“Transferability of Credits Disclosure” means a disclosure with respect to the transferability of credits earned at CEC institutions. For regionally accredited institutions, each such disclosure shall state: “Course credits are not guaranteed to transfer to other schools.” For all other institutions each such disclosure shall state: “Course credits will likely not transfer to other schools. Degrees will likely not be honored by other schools.” CEC shall be permitted to make such reasonable changes to the Transferability of Credits Disclosure that are approved by the Administrator in consultation with the Attorneys General.

33.

“Unreasonable Recruitment Methods” means the intentional exploitation of a Prospective Student’s fears, anxieties, or insecurities, or any method intentionally calculated to place unreasonable pressure on a Student to enroll in a CEC institution.

TERMS OF AGREEMENT

ADMINISTRATOR PROVISIONS

Appointment of an Administrator

34.

Robert M. McKenna, Esq. of Orrick, Herrington & Sutcliffe LLP is appointed as the Administrator to oversee CEC’s compliance with the provisions of this AVC, effective as of the Effective Date. The Administrator may act directly or through staff, agents, employees, contractors, and representatives in overseeing CEC’s compliance with the terms of this AVC.

35.

Contemporaneously with the execution of this AVC, the Parties shall execute a separate Work Plan that sets forth the Administrator’s scope of work consistent with the Powers and Duties of the Administrator, set forth in paragraph 39. In the event of any dispute arising over the Administrator’s performance or the reasonableness of the Administrator’s costs and fees, either CEC or the Attorneys General may request that the issue be submitted to the Iowa Attorney General, and, if necessary, the issue may be resolved by the District Court for the State of Iowa, Fifth Judicial District.

36.

The Administrator may be dismissed for any reason by agreement of the Parties. In the event the Parties do not agree to the dismissal of the Administrator, either the Attorneys General or CEC may submit the question of the Administrator’s dismissal to the District Court for the State of Iowa, Fifth Judicial District, and the Administrator shall only be dismissed if that court finds that there is Good Cause for dismissal.

37.

The Administrator shall be appointed for a term of three (3) years, to run from the Effective Date. If the Administrator is dismissed or leaves the position for any reason before the end of the term, another Administrator shall be appointed by agreement of CEC and the Attorneys General to serve the remainder of the term.

Costs of the Administrator

38.

CEC shall provide for the reasonable and necessary fees, expenses, and costs of the Administrator as set forth in the Administrator’s fee agreement, but in no event shall the Administrator’s fees, expenses, and costs exceed $1,000,000 in the first year, $600,000 in the second year, and $400,000 in the third year.

Powers and Duties of the Administrator

39.

The Administrator shall independently review CEC’s compliance with the terms of this AVC in accordance with the Work Plan referenced in paragraph 35. In furtherance of this purpose, and without limiting the power of the Administrator to review any relevant matter within the scope of this AVC, the Administrator shall be permitted to:

(a)	observe Admissions Advisor and Financial Aid Advisor training sessions;

(b)

review telephone calls and meetings between Admissions Advisors or Financial Aid Advisors, on the one hand, and Students or Prospective Students, on the other; the Administrator shall not be permitted to participate in such calls or attend such meetings, but it is expressly understood that the Administrator may review CEC’s existing mystery shopping program and be permitted to request additional mystery shops and/or utilize independent mystery shops if the Administrator believes that such additional shops are reasonably necessary to review compliance with this AVC;

(c)	review transcripts, recordings, and/or reports, to the extent they exist, related to any telephone call or meeting with Prospective Students;

(d)	review materials used to train Admissions Advisors and Financial Aid Advisors;

(e)

review complaints made to CEC, its accreditors, the Attorneys General, the Better Business Bureau, or any state or federal governmental body, after the Effective Date of this AVC, which potentially concern or relate to any of CEC’s recruitment, admissions, Student financial aid, or career services practices;

(f)	review CEC’s advertisements, marketing materials, websites, catalogs, enrollment agreements, disclosures, and other public-facing media to verify compliance with this AVC;

(g)	review documents, data, and information related to CEC’s calculation of any job placement rate;

(h)	review CEC’s compliance practices with respect to the conduct of Third-Party Lead Vendors;

(i)	review documents in the possession of CEC or reasonably accessible to CEC related to the conduct of Third-Party Lead Vendors;

(j)	review communications with Students and Prospective Students in the possession of CEC or reasonably accessible to CEC related to Student recruitment, admissions, financial aid, or career services;

(k)	review CEC’s compliance with its refund policy;

(l)	review CEC’s compliance with data reporting requirements imposed by this AVC;

(m)	review CEC’s complaint resolution practices;

(n)	review reports provided by CEC’s third-party vendor related to CEC’s monitoring of Third-Party Lead Vendors;

(o)	review CEC’s institutional and programmatic accreditation status to verify compliance with this AVC;

(p)	review CEC’s records to verify CEC’s compliance with its obligation to forgo efforts to collect outstanding debt from certain Students pursuant to paragraphs 116 and 117 of this AVC;

(q)	have reasonable access to books, records, other documents, and staff sufficient to insure implementation of and compliance with this AVC; and

(r)

have reasonable access to employees and Former Employees of CEC as the Administrator deems necessary to insure implementation of and compliance with this AVC; reasonable access for purposes of this subparagraph includes disclosing the identity of any current employee or Former Employee if the identity is requested by the Administrator and can be determined by CEC; reasonable access to current employees shall include providing appropriate times and locations for staff interviews; and reasonable access to Former Employees shall include providing the most recent contact information available;

provided, however, that this AVC shall not effectuate a waiver of the attorney-client privilege or the attorney-work-product doctrine, and the Administrator shall not have the right to demand access to documents or information protected by the attorney-client privilege or the attorney-work-product doctrine.

40.	The Administrator shall make a good faith effort to leverage CEC’s existing compliance mechanisms when reviewing CEC’s compliance with this AVC.

41.

The Administrator shall make a good faith effort to perform his or her duties in a manner designed to cause minimal disruption to CEC’s activities. In this regard, CEC shall designate senior officials within the Office of the General Counsel (or any office subsequently organized to succeed to the duties of the foregoing office) to serve as the primary points of contact for the Administrator in order to facilitate the Administrator’s access to documents, materials, or staff necessary to review CEC’s compliance with this AVC. The Administrator shall communicate any request for documents, materials, or access to staff to the designated contacts, unless otherwise instructed. For the avoidance of doubt, nothing in this paragraph shall be interpreted to prohibit the Administrator from speaking with a current or Former Employee of CEC.

42.

If at any time the Administrator believes that there is undue delay, resistance, interference, limitation, or denial of access to any records or to any employee or Former Employee deemed necessary by the Administrator to implement or review compliance with this AVC, the Administrator shall meet and confer with the designated CEC officials referenced in paragraph 41. If the Administrator cannot resolve such limitation or denial, it shall be immediately reported to the Attorneys General.

43.	Nothing in this AVC shall limit the ability of the Administrator to communicate at any time with the Attorneys General regarding CEC’s conduct or to provide documents or information to the Attorneys General as it relates to the Administrator’s role of ensuring compliance with this AVC.

Oversight and Compliance

44.

The Administrator and the designated CEC officials referenced in paragraph 41 shall meet on a quarterly basis, or more frequently if the Administrator or CEC deem reasonably necessary, in order to discuss any facts, matters, issues, or concerns that may arise in the administration of this AVC or that may come to the attention of the Administrator or CEC. The purpose of these meetings is to permit CEC to confer with the Administrator and address issues and concerns as they arise. In addition, the Administrator may in his discretion and on reasonable advance notice invite the CEC officials referenced in paragraph 41 and the Attorneys General to meet and confer to the extent he deems it reasonably necessary for the administration of this AVC.

45.	The Administrator shall issue a report (hereinafter “Annual Report”) to the Attorneys General and to CEC within nine (9) months after the Effective Date and every twelve

(12) months thereafter for the duration of the Administrator’s term. The Administrator may make more frequent reports to the Attorneys General and to CEC as deemed reasonably necessary to ensure compliance with this AVC or upon request of the Attorneys General. The Annual Report and all written reports requested by the Attorneys General shall be provided to CEC prior to their presentation to the Attorneys General. The Administrator and CEC shall meet and confer to discuss all written reports and Annual Reports prior to their presentation to the Attorneys General. As part of this conferral process, the Administrator shall in good faith consider all reasonable modifications to the report proposed by CEC.

46.	The Annual Report shall include:

(a)	a description of the methodology and review procedures used;

(b)	an evaluation of whether CEC is in compliance with the provisions of this AVC, together with a description of the underlying basis for that evaluation; and

(c)	a description of any practice which the Administrator believes may constitute a deceptive or unfair practice (as those terms are commonly understood in the context of consumer protection laws).

47.

Notwithstanding any other provision in this AVC, the Administrator’s reports (including the Annual Reports) shall identify only practices or patterns of CEC’s noncompliance with this AVC, if any, and are not intended to identify isolated incidents, unless the Administrator determines that such incidents are indicative of CEC’s substantial non- compliance with the AVC.

48.

If, at the conclusion of the Administrator’s three-year term, the Attorneys General determine in good faith and in consultation with the Administrator that justifiable cause exists, the Administrator’s engagement shall be extended for an additional term of up to two (2) years, subject to the right of CEC to commence legal proceedings for the purpose of challenging the decision of the Attorneys General and to seek preliminary and permanent injunctive relief with respect thereto. For purposes of this paragraph, “justifiable cause” means a failure by CEC to achieve and maintain substantial compliance with the substantive provisions of the AVC.

Use of the Administrator’s Reports

49.

The Administrator’s reports (including the Annual Reports) and testimony may be used by the Attorneys General or CEC in any action or proceeding brought by the Attorneys General or CEC relating (a) to this AVC or (b) to any CEC conduct described in the reports by the Administrator to the Attorneys General, and the reports shall be admissible into evidence in any such action or proceeding to the extent allowed by the rules of evidence of the respective tribunal in which such reports are sought to be introduced. For the avoidance of doubt, the Parties do not intend for the Administrator’s reports (including the Annual Reports) or testimony to be admissible in any action or proceeding other than an action or proceeding described in the preceding sentence. No action or lack of action by the Attorneys General regarding information received from the Administrator regarding CEC’s conduct shall be considered affirmation, acceptance, or ratification of that conduct by the Attorneys General, and the Attorneys General reserve the right to act at any time regarding information provided to them by the Administrator.

Confidentiality

50.

The Administrator shall keep confidential from any and all individuals, entities, regulators, government officials, or any other third party that is not a party to this AVC all communications with employees and information and documents obtained by or produced to the Administrator in the course of his duties. The Administrator also agrees to ensure that any third-party whom the Administrator engages shall agree to the same restriction. Nothing in the preceding sentences shall limit the Administrator’s ability to make any disclosure compelled by law. In the event the Administrator receives a request for disclosure of any such communications, information, or documents, the Administrator shall notify CEC the sooner of no more than ten (10) business days following receipt of the request or five (5) business days prior to disclosure to afford CEC time to object to such disclosure. Nothing herein shall relieve the Administrator of his obligation to comply with the Family Educational Rights and Privacy Act, 20 U.S.C. § 1232g.

51.

It is understood that any document, information, or report shared with the Attorneys General pursuant to this AVC (including reports created by the Administrator pursuant to paragraphs 45 and 112) may be subject to applicable state open records laws. Nevertheless, the Attorneys General recognize that some or all of such documents, information, or reports may be confidential pursuant to those laws or other applicable state statutes or federal laws. In the event that the Attorneys General (or any of them) receive a request or otherwise intends to disclose a document, information, or report, and the Attorneys General (or any of them) determine that the requested document, information, or report is not confidential pursuant to applicable law and is subject to disclosure, or if the Attorneys General (or any of them) are compelled to produce the material pursuant to a court or administrative order, the relevant Attorney(s) General shall provide notice to CEC ten (10) business days prior to disclosing the document, information, or report to any third party, or any lesser period required under state law. Notwithstanding the above requirements, the Attorneys General may share any document, information, or report subject to this paragraph with any other local, state, or federal agency empowered to investigate or prosecute any laws, regulations, or rules. Subject to the foregoing, unless required under applicable state law, the Attorneys General shall not release to the public any confidential document or information provided by CEC pursuant to this AVC.

Miscellaneous Administrator Provisions

52.

Non Retaliation Clause: CEC shall not intimidate, harass, threaten, or penalize any employee or Former Employee for his or her cooperation with or assistance to the Administrator relating to the Administrator’s Powers and Duties to ensure implementation of and compliance with this AVC.

53.

Compliance Hotline: It is understood that CEC is operating a compliance hotline, which permits employees to lodge concerns with CEC anonymously. CEC shall continue to maintain this hotline or a reasonable equivalent. CEC shall provide the Administrator access to any complaints or reports made through this hotline (whether made anonymously or not).

REQUIRED DISCLOSURES

General Disclosures

54.

CEC shall comply with 34 CFR 668.412(e) and any substantially similar successor regulation requiring the direct disclosure of the U.S. Department of Education gainful employment template information to Prospective Students. The requirements of paragraphs 55-58 herein shall take effect only if the U.S. Department of Education repeals, amends, or delays 34 CFR 668.412(e) in a manner that substantially changes this direct disclosure requirement. In addition, should paragraphs 55-58 take effect, CEC may cease compliance with providing a Single-Page Disclosure Sheet as required by paragraphs 55-58 in the event the U.S. Department of Education or Congress promulgates a substantially similar direct disclosure requirement.

55.

CEC shall Clearly and Conspicuously disclose to Prospective Students a “Single-Page Disclosure Sheet” that conforms as to form to the sample disclosure sheet attached as Exhibit B hereto and contains the following information:

(a)

the Anticipated Total Direct Cost for the Program of Study at the prospective campus; provided, however, that this provision shall not be interpreted to restrict CEC’s ability to change tuition, fees, or expenses;

(b)	the Median Debt for Completers for the Program of Study for the most recent reporting period, if available;

(c)	the Program Cohort Default Rate for the most recent reporting period if available;

(d)	the Program Completion Rate for the most recent reporting period, if available;

(e)	the Transferability of Credits Disclosure;

(f)	the Median Earnings for Completers for the Program of Study for the most recent reporting period, if available; and

(g)	the Job Placement Rate Disclosure for the Program of Study at the prospective campus for the most recent reporting period, if available.

For the avoidance of doubt, the Parties agree that the Program Cohort Default Rate and the Median Earnings for Completers are to be calculated by the U.S. Department of Education and that this AVC does not require CEC itself to disclose figures that are unavailable from the

Department.

56.

Specifically, CEC shall Clearly and Conspicuously disclose the Single-Page Disclosure Sheet for the Program of Study in which the Prospective Student is seeking to enroll in the following ways: (1) by Clearly and Conspicuously disclosing the Single-Page Disclosure Sheet during the enrollment process, prior to the Prospective Student’s execution of the Enrollment Agreement; and (2) CEC shall also email the Single-Page Disclosure Sheet as one of two attachments in an email to the Prospective Student prior to starting the first day of class. The other attachment in this email would be a Clear and Conspicuous disclosure of the refund policy as outlined in Paragraph 101.

57.

Before an already-enrolled Student begins a new Program of Study, CEC shall Clearly and Conspicuously disclose to the Student the Single-Page Disclosure Sheet for that Program of Study. Additionally, CEC shall also email the Single-Page Disclosure Sheet to the Student prior to starting the first day of class in the new Program of Study.

58.

CEC shall be permitted to make such reasonable changes to the Single-Page Disclosure Sheet and to the form and timing of the disclosure of the Single-Page Disclosure Sheet as are approved by the Administrator in consultation with the Attorneys General.

59.

CEC may calculate and disclose to Students and Prospective Students, in materials other than the gainful employment template or the Single-Page Disclosure Sheet, information with respect to the income earned by CEC’s graduates in reporting period as to which the Median Earnings for Completers is not available, provided that such information is not false, misleading, or deceptive.

60.

If a CEC institution elects to disclose that it has articulation agreements for the transferal of credits to other schools, then, in addition to the foregoing, the CEC institution shall also Clearly and Conspicuously: (a) list any school(s) with articulation agreements with that CEC institution, (b) list the classes for which the receiving school allows credits to transfer, (c) disclose any conditions upon the acceptance of transferred credits, and

(d) disclose that credits are accepted by the receiving school for elective credit only, if that is the case.

Job Placement Rate Disclosures

61.

For any Program of Study at a CEC institution that is required to calculate or provide a job placement rate by a national accreditor or any federal, state, or local law, rule, or judgment, CEC shall calculate a Job Placement Rate for such Program of Study in accordance with this AVC, and such rate shall be disclosed on the Single-Page Disclosure Sheet described in paragraph 55. The parties agree that a regionally accredited institution shall not be subject to paragraphs 61 to 69 relating to placement rates unless it shall choose to voluntarily report a placement rate. If a CEC institution voluntarily calculates a job placement rate for any Program of Study offered at a CEC campus, it must calculate the Job Placement Rate in accordance with this AVC for that Program of Study and also calculate a Job Placement Rate in accordance with this AVC for all Programs of Study that are offered at that same CEC campus, and such rates shall be disclosed on the Single- Page Disclosure Sheet described in paragraph 55. For purposes of this paragraph, all online offerings of each one of CEC’s institutions shall be considered a “campus.” Notwithstanding the foregoing, CEC shall not be required to calculate Job Placement Rates for any Program of Study that CEC is teaching out (i.e., that is not accepting new

Students).

62.

If CEC does not calculate a job placement rate for a Program of Study, and it is not required to calculate a Job Placement Rate by this AVC, then CEC shall disclose to Prospective Students on the Single Page Disclosure Sheet that: “[CEC institution] does not calculate a job placement rate for students who completed this program.”

63.

CEC shall not make any claims or representations to Prospective Students about the likelihood of such Prospective Students obtaining employment after completing a Program of Study if it does not calculate and disclose a Job Placement Rate in accordance with this AVC.

64.	The Job Placement Rate calculated in accordance with this AVC shall be disclosed on the

U.S. Department of Education’s Gainful Employment Program Disclosure Template, which is the disclosure form issued by the Secretary of the U.S. Department of Education for Gainful Employment Programs, as well as at the time(s) and in the manner(s) provided herein. Moreover, with respect to job placement rates that CEC calculates after the Effective Date, CEC shall not report and/or disclose any job placement rate other than the Job Placement Rate calculated in accordance with this AVC, except as may be required by a government entity or accreditor. CEC must comply with any state regulations in addition to the requirements of this AVC.

65.

Notwithstanding anything to the contrary in this AVC, CEC shall not be required to disclose a Program Completion Rate, a Program Cohort Default Rate, a Median Debt for Completers, or a Job Placement Rate for any Program of Study at a location with fewer than ten (10) Students or Graduates/Completers, as applicable, in that program.

66.

Notwithstanding anything to the contrary in this AVC, CEC shall not be required to calculate a Job Placement Rate for new Programs of Study that have not had any Completers or Graduates. A Program of Study is not “new” for purposes of this paragraph if the same campus at which the Program of Study is offered previously offered a program of substantially similar subject matter, content, length, and ending credential. For the avoidance of doubt, a Program of Study will be “new” for purposes of Job Placement Rate calculations if any governmental entity or any relevant accreditor considers the Program of Study substantially different from a prior Program of Study in terms of subject matter, content, length, or ending credential.

67.

If CEC relies on a third party for verifying and/or calculating Job Placement Rates, CEC shall enter into a contract with such third party pursuant to which the third party shall agree to adhere to the requirements of this AVC concerning calculation and/or verification of Job Placement Rates (to the extent applicable) and require the third party to provide any requested information regarding the calculation and/or verification of Job Placement Rates to the Administrator. CEC shall monitor such third party’s compliance with these requirements.

68.	CEC shall deem an individual as “placed” only if the Graduate or Completer meets the below conditions of “employed” or “self-employed.”

(a)	Employed. The individual shall be deemed “employed” if each of the following six (6) requirements are met:

(i)	The position is in the field of study or a related field of study. The position shall be considered to be in the field of study or a related field of study if it meets one of the following criteria:

(1)

the position is included on the list of job titles for the Graduate’s/Completer’s Program of Study published by the institution and is included in the most recent CIP to SOC Crosswalk for the applicable CIP Code; provided, however, that it is understood that in an instance where a Graduate/Completer’s actual job title is not listed on the CIP to SOC Crosswalk, CEC may include the job as a placement under this provision if the job title the Graduate/Completer obtained is listed as a “Lay Title” on the O*Net Code Connector for an SOC job title that is linked to the Graduate/Completer’s Program CIP per the CIP to SOC Crosswalk, regardless of any job level within the Graduate/Completer’s title (e.g., Registered Nurse 1, Registered Nurse 2, etc.), and the job description by the employer for the job title the Graduate/Completer obtained predominantly matches the job description, tasks, and work activities for the SOC job title that is linked to the CIP for the Graduate/Completer’s program; or

(2)

the position requires the Graduate/Completer to use, during a majority of the time while at work, the Core Skills listed in the institution’s published program and course descriptions expected to have been taught in the Student’s program; and (a) the written job description requires education beyond a high school diploma or provides that a postsecondary credential is preferred, (b) the position is one as a supervisor or manager, or (c) the Graduate/Completer or the employer certifies in writing that the education received by the Graduate/Completer provided a benefit or advantage to the Graduate/Completer in obtaining the position.

(ii)	The position is a permanent position (i.e., there is no planned end date) or a temporary position that the Graduate/Completer expects to maintain for a minimum of one hundred and eighty (180) days;

(iii)	The position is a paid position;

(iv)	The position requires at least twenty (20) work hours per week;

(v)	The Graduate/Completer has worked in the position for a minimum of thirty (30) days; and

(vi)

CEC has verified the employment after the Graduate/Completer has worked in the position for a minimum of thirty (30) days by: (1) speaking to either the employer or an agent of the employer to confirm employment, (2) contacting the Graduate/Completer directly, (3) receiving an email from the Graduate/Completer, or (4) the Graduate/Completer’s employer provides employment information about the Graduate/Completer by email or other written confirmation, or on-line.

(b)	Self-Employed. The individual shall be deemed placed as “self-employed” if each of the following four (4) requirements is met:

(i)	The position is in the field of study or a related field of study. The position shall be considered to be in the field of study or a related field of study if it meets one of the following criteria:

(1)

the position is included on the list of job titles for the Graduate’s/Completer’s Program of Study published by the institution and is included in the most recent CIP to SOC Crosswalk for the applicable CIP Code; provided, however, that it is understood that in an instance where a Graduate/Completer’s actual job title is not listed on the CIP to SOC Crosswalk, CEC may include the job as a placement under this provision if the job title the Graduate/Completer obtained is listed as a “Lay Title” on the O*Net Code Connector for an SOC job title that is linked to the Graduate/Completer’s Program CIP per the CIP to SOC Crosswalk and the job description by the employer for the job title the Graduate/Completer obtained matches the job description, tasks, and work activities for the SOC job title that is linked to the CIP for the Graduate/Completer’s program; or

(2)

the position requires the Graduate/Completer to use, during a majority of the time while at work, the Core Skills listed in the institution’s published program and course descriptions expected to have been taught in the Student’s program; and the Graduate/Completer certifies in writing that the education received by the Graduate/Completer provided a benefit or advantage to the

Graduate/Completer in performing the tasks entailed in such self- employment;

(ii)	The Graduate/Completer has received some compensation in return for services provided in connection with the self-employment;

(iii)	In the case of grant-funded or similar employment, the position is anticipated to employ the Graduate/Completer for a period of no less than three (3) months; and

(iv)

CEC has verified the self-employment and the Graduate/Completer has either (a) completed at least 135 hours of work (including, for example, time devoted to marketing or other unpaid preparatory or developmental work) in connection with the Graduate/Completer’s self-employment or

(b)received no less than $4,500.00 in compensation, over a period of no more than ninety (90) days, in return for services provided in connection with the self-employment, provided that CEC has obtained written verification directly from the Graduate/Completer that includes: (1) an attestation that s/he is self-employed with a description of the nature of the self-employment and (2) the number of hours worked and/or amount of compensation earned.

(c)	Federal Work/Study positions at CEC or any affiliated school shall not be counted as “employment” or “self-employment.”

(d)	Continuing Employment.

(i)	Graduates/Completers continuing employment in a position that was held prior to enrolling in the Program of Study shall not be deemed “placed” unless:

(1)	the requirements of subsections (a)(i) through (a)(vi) of this paragraph are met; and

(2)

completing the Program of Study enabled the Graduate/Completer to maintain the position, or the Graduate/Completer earned a promotion or an increase in pay as a result of completing the Program of Study.

(ii)

If a Graduate/Completer continuing in a pre-enrollment position enrolled in the Program of Study pursuant to an “established employer educational assistance program,” and the conditions of subsection (d)(i)(2) of this paragraph are not satisfied, then the Graduate/Completer shall be excluded from the Job Placement Rate calculation.  (The term “established employer educational assistance program” shall mean a program evidenced in writing in which an employer pays 50% or more of the cost of tuition for its employee to attend a Program of Study to gain skills related to the employee’s current position with the employer.)

(e)

CEC’s first calculation of the Job Placement Rate in accordance with the provisions of this AVC will be for the cohort of Graduates and Completers from July 1 through June 30 of the year following that time period in which this paragraph becomes effective.

69.

CEC shall implement a protocol for performance checks of those employees responsible for verifying, calculating, and/or disclosing job placement rates. Such performance checks shall be designed to provide a reliable assessment of the accuracy of disclosed job placement rates and compliance by CEC’s employees, agents, and/or contractors with the verification, calculation, and disclosure of job placement rates. The performance checks shall be carried out regularly by CEC’s compliance department or an independent third party, if used. If the institution obtains placement data by contacting employers and Completer/Graduates, the information should be documented in writing, including, to the extent practicable, the name of the employer, name of the Student, address and telephone number of Student and employer, title of employment, duties of employment, length of employment, hours worked, the name and title of the person(s) providing the information to CEC, the name and title of the person(s) at CEC who received and recorded the information, and the date the information was provided. CEC shall maintain a copy of the above information for a period no less than three (3) years.

Electronic Financial Impact Platform Disclosures

70.

As soon as reasonably practicable after a Prospective Student has enrolled in a program for the first time and received a financial aid award letter, CEC shall provide the Student with a link such that the Student generates a required personalized disclosure using the Electronic Financial Impact Platform; provided, however, that Prospective Students who are ineligible for federal student aid or who are not borrowing funds to finance their education shall be exempt from this requirement. For the avoidance of doubt, in the event that a Student chooses to revisit the Electronic Financial Impact Platform after enrolling in a Program of Study, CEC shall not have any additional obligations to that

Student under this paragraph. If a Student’s refund period expires without the Student having received a financial aid award letter and link to the Electronic Financial Impact Platform, CEC shall Clearly and Conspicuously disclose to that Student that he or she may withdraw from his or her Program of Study without financial responsibility for any tuition and fees associated with the Student’s class attendance that term. For purposes of this paragraph, the term “refund period” is described by paragraph 101 unless that paragraph does not apply, in which case the refund period is any time frame within which the Student is eligible to withdraw without financial liability for tuition and fees associated with attending classes.

71.

Within one hundred eighty (180) days of the Effective Date, CEC shall, in consultation with the Administrator and the Attorneys General, implement its Electronic Financial Impact Platform. The link required in paragraph 70 may include a disclaimer that states: “This link is provided to you for informational purposes only and is not intended to provide, suggest, or imply financial advice of any kind.”

MISREPRESENTATIONS, PROHIBITIONS, AND REQUIRED CONDUCT

72.	In connection with the recruitment of any Prospective Students, CEC is prohibited from:

(a)	making any false, deceptive, or misleading statements;

(b)	omitting any material fact;

(c)	engaging in unfair practices (as that term is commonly understood in the context of consumer protection laws);

(d)	using any Unreasonable Recruitment Methods to persuade a Student to enroll or remain enrolled at a CEC institution; and

(e)

making any representation inconsistent with required Disclosures of the U.S. Department of Education found in Title 34 of the Code of Federal Regulations Chapter 668 as such regulations may be amended or recodified.

73.	In connection with any communication with Students or Prospective Students, CEC shall not:

(a)	make a false, misleading, or deceptive statement about any governmental (federal, state, or other) approval related to a Program of Study;

(b)

represent that a “recommendation” is required for acceptance into a Program of Study or that an Admissions Advisor must recommend the Student for acceptance prior to admission unless such recommendation is an independent requirement for admission and is expressly stated in the catalog; or

(c)	provide inaccurate statistics regarding any statistic required to be disclosed by this AVC or by the U.S. Department of Education in Title 34 of the Code of Federal Regulation Chapter 668.

74.	In connection with any communication with Students or Prospective Students, CEC shall not make any false, deceptive, or misleading statements or guarantees concerning Student outcomes by:

(a)	misrepresenting that Students will be assured program completion or graduation;

(b)	misrepresenting that Students will be assured a job or employment following graduation; or

(c)

misrepresenting how many of the Student’s credits will transfer in or out of the institution, or representing to the Student that any credits obtained while attending the institution are transferable (unless CEC receives written assurance from another school or transfer of credits is assured through an articulation agreement or is required by state law).

Notwithstanding the prohibitions contained in subparagraphs (a) through (c), CEC and its representatives are permitted to provide good-faith estimates to Students and Prospective Students about how many of the Students’ or Prospective Students’ credits obtained while attending other schools will transfer to a CEC institution.

75.	In connection with any communication with Students or Prospective Students concerning financial aid, CEC shall not:

(a)	make any false, deceptive, or misleading statements concerning whether a Student will receive financial aid or any particular amount of financial aid;

(b)	purport to guarantee a Student particular military or veteran benefit without proper documentation on file; or

(c)

imply that financial aid or military funding will cover the entire costs of tuition, the costs of books or supplies, or the costs of attending a Program of Study, including living expenses, if such is not the case.

Notwithstanding the prohibitions contained in subparagraphs (a) through (c), CEC and its representatives are permitted to provide good-faith estimates to Students and Prospective Students about the amount of financial aid they may be expected to receive.

76.

CEC shall not make express or implied false, deceptive, or misleading claims to Prospective Students with regard to the likelihood of obtaining employment as a result of enrolling, including but not limited to misrepresenting:

(a)	the percentage, rate, or portion of Students who obtain employment following the completion of a Program of Study;

(b)	the annual starting salary for persons employed in a given field;

(c)	the annual starting salary of Graduates employed in a given field; and

(d)	the annual starting salary of Graduates.

77.

CEC shall not make any express or implied false, deceptive, or misleading claims that Program Completion Rates, job placement rates, or annual salaries that are generally applicable to CEC are equivalent to those for a specific Program of Study or that institution-wide rates for a Program of Study are equivalent to those for a specific campus.

78.

CEC shall not make express or implied false, deceptive, or misleading claims to Students or Prospective Students with regard to the ability to obtain a license or certification from a third party as a result of enrolling in a Program of Study, including but not limited to misrepresenting:

(a)	whether the Program of Study will qualify a Student to sit for a licensure exam, if any;

(b)	the types of licensure exams Students are eligible to sit for;

(c)	the states where completion of the Program of Study will qualify a Student to take an exam or attain immediate authorization to work in the field of study;

(d)	the passage rates of graduates from that Program of Study;

(e)	the states where completion of the Program of Study will not qualify a Student to sit for a licensure exam or attain immediate authorization to work in the field of study; and

(f)	the states where a Student may be qualified to work within a profession if the Student must meet other requirements to be employed in such states.

79.

CEC shall not make express or implied false, deceptive, or misleading claims to Prospective Students with regard to the academic standing of its programs and faculty, including but not limited to misrepresenting:

(a)

the transferability, or lack thereof, of any credits, including but not limited to any credits for which the Student wishes to receive credit from a CEC institution and for all credits from a CEC institution for which the Student may wish to receive credit from another school, provided however, that CEC and its representatives are permitted to provide good-faith estimates to Students and Prospective Students about how many of the Students’ or Prospective Students’ credits obtained while attending other schools will transfer to a CEC institution;

(b)	the accreditation and the name of the accrediting organization(s);

(c)	the Student/faculty ratio;

(d)	the percentage of faculty holding advance degrees in the program;

(e)	the names and academic qualifications of all full-time faculty members;

(f)	the course credits and any requirements for satisfactorily completing a Program of Study, such as clinicals, internships, and externships; and

(g)	the Program Completion Rates for each of its offered Programs of Study.

80.

CEC shall not make express or implied false or misleading claims to Prospective Students regarding actual or potential financial obligations the Student will incur regarding a Program of Study, including but not limited to:

(a)	the Cost of Attendance;

(b)	the Anticipated Total Direct Cost the Student will incur to complete the Program of Study;

(c)	the Program Cohort Default Rate; and

(d)	the Median Debt of Completers of each Program of Study.

81.	CEC shall provide all Admissions Advisors and Student Financial Aid Advisors with the information reasonably necessary to inform Prospective Students about CEC and its

Programs of Study, including but not limited to the Single-Page Disclosure Sheet, and if a representative of CEC truthfully advises a Student or Prospective Student that he or she does not have the information requested by the Student or Prospective Student at hand, then CEC shall subsequently, to the extent such information is reasonably ascertainable prior to the expiration of the applicable refund period established by paragraph 101 (or, if no such refund period applies, prior to the first day of the Student’s semester, quarter, or payment term), provide such information.

82.

Except as set forth in paragraph 84, CEC shall not represent in advertising, marketing, or promotional materials or otherwise that graduates of a Program of Study would be qualified for a particular occupation if that Program of Study lacks an accreditation necessary to qualify graduates for such occupation.

83.

Except as set forth in paragraph 84, for Programs of Study that prepare Students for employment in fields that require Students to obtain state licensure or authorization for such employment, CEC shall not enroll Students in the Program of Study if graduation from the Program of Study would not qualify such Students for state licensure or authorization or to take the exams required for such licensure or authorization in the state in which:

(a)	the CEC campus is located, if the Program of Study is offered at an on-ground campus;

(b)	the Prospective Student resides, if the student resides in a different state from the on-ground campus; or

(c)	the Prospective Student resides if the Program of Study is offered online.

84.	The prohibitions established by paragraphs 82 and 83 shall not apply if:

(a)

the Program of Study is a new program that cannot obtain a programmatic accreditation that would be necessary to qualify Students for state licensure or authorization or to take exams required for such licensure or authorization in the relevant state until the program is operational, the institution is making a good faith effort to obtain the necessary programmatic accreditation in a timely manner, the institution Clearly and Conspicuously discloses to Prospective Students on all promotional materials for the Program of Study and in a Clear and Conspicuous written disclosure prior to the Student signing an Enrollment Agreement that such programmatic accreditation would need to be obtained before the Student would qualify for state licensure or authorization or to take exams required for such licensure or authorization, and CEC teaches-out the program if the institution’s application for accreditation for a program subject to this paragraph is denied, and it is not subject to further review;

(b)

the Prospective Student has notified CEC in writing that the Student intends to seek employment in a state where the program does lead to immediate state licensure or authorization or qualification to take the exams required for such licensure or authorization;

(c)

the Prospective Student has already completed some of the coursework necessary to complete the Program of Study and is seeking re-enrollment, and CEC advises the Prospective Student Clearly and Conspicuously in writing prior to re-

enrollment that completion of the Program of Study is not expected to qualify the Student for state licensure or authorization or to take exams required for such licensure or authorization; or

(d)

the reason that graduation from the Program of Study would not qualify the Prospective Student for state licensure or authorization or to take the exams required for such licensure or authorization is that the Prospective Student has a criminal record that is disqualifying, and CEC has complied with the disclosure and acknowledgement requirements of paragraph 87.

85.

CEC shall take reasonable measures to arrange and facilitate sufficient placements for Students in internships, externships, practicums, or clinicals that are prerequisites for graduation, licensure, or certification; provided, however, that nothing herein shall prevent a CEC institution from requiring its Students to seek to obtain an internship, externship, practicum, or clinical through their own efforts in the first instance.

86.

CEC shall not knowingly enroll a Student in a Program of Study that does not possess the programmatic accreditation typically required by employers in the Student’s state of residence for employment, except where a Student has indicated the intention to seek employment in a different state in which employers do not typically require programmatic accreditation for that Program of Study, or where the Program of Study does possess the programmatic accreditation typically required by employers in that state. “Typically” shall mean 75% or more of job opportunities in a particular occupation are open only to graduates of a school with certain accreditation(s) and/or an academic program with certain programmatic accreditation(s). CEC shall make reasonable efforts to assess employer requirements in states where they enroll Students.

87.	If CEC knows that a criminal record may disqualify a Student from employment in the field or a related field for which the Program of Study is a prerequisite, then CEC shall

(a)Clearly and Conspicuously disclose that a criminal record may disqualify the Student for the chosen field or related field of employment and (b) require the Student’s acknowledgment of such disclosure in writing at or before the time of enrollment. If CEC knows that a criminal record will disqualify a Student from employment in the field or a related field for which the Program of Study is a prerequisite, then CEC shall (a) Clearly and Conspicuously disclose that a criminal record will be disqualifying and (b) require the Student’s acknowledgment of such disclosure in writing at or before the time of enrollment.

88.

Arbitrations between CEC and any Student shall not be protected or treated as confidential proceedings, unless confidentiality is required by law or the Student requests confidentiality. CEC shall not ask or require any Student, participant, or witness to agree to keep the arbitration confidential, unless confidentiality is required by law. Nothing in this paragraph shall prevent CEC from asking the arbitrator to designate arbitration materials as a trade secret or proprietary information subject to nondisclosure. Except as may be prohibited by law or a Student request for confidentiality, and subject to appropriate assertions of the following:

(a)	the attorney-client privilege and/or the attorney-work-product doctrine; and

(b)	compliance with the Family Educational Rights and Privacy Act, 20 U.S.C.

§ 1232g;

the Administrator and the Attorneys General shall not be prohibited from reviewing or inspecting the parties, proceedings, and evidence pertaining to any arbitration involving a Student that commences after the Effective Date of this AVC. The Administrator and the Attorneys General shall not, to the extent permitted by law, disclose any of CEC’s properly designated trade secrets or proprietary information that appear in arbitration materials.

89.

CEC shall not adopt any policy or engage in any practice that delays or prevents Students with complaints or grievances against CEC from contacting any accrediting body, state or federal regulator, or Attorney General regarding the complaint or grievance. Notwithstanding anything to the contrary in this paragraph, CEC shall be permitted to encourage Prospective Students and Students to file any complaint or grievance with CEC in the first instance, so long as CEC does not represent or imply that Students are required to file their complaints or grievances with CEC before contacting any accrediting body, state or federal regulator, or Attorney General regarding the complaint or grievance, unless the accrediting body, state or federal regulator, or Attorney General so requires.

CEC RECRUITING PRACTICES

90.

CEC shall not engage in any false, misleading, deceptive, abusive, or unfair acts or practices (as those terms are commonly understood in the context of consumer protection laws) when recruiting Prospective Students, including during the orientation program and refund periods referenced in paragraphs 100 and 101.

91.	CEC shall not use Unreasonable Recruitment Methods when communicating with

Prospective Students during the admissions and enrollment process. CEC shall train Admissions Advisors and other employees to avoid use of Unreasonable Recruitment Methods. CEC shall audit its communications with Prospective Students, including those of its Admissions Advisors, to ensure that Unreasonable Recruitment Methods are not being used. CEC shall make the results of such audits reasonably available to the Administrator and the Attorneys General upon request.

92.

CEC shall record all telephone calls and online chats between Admissions Advisors or Financial Aid Advisors, on the one hand, Students and Prospective Students, on the other, subject to interruptions in the ordinary course of business; provided, however, that CEC shall not be required to record telephone calls between Students and Admissions Advisors when the purpose of the telephone call or online chat is not to discuss recruiting, admissions, or financial aid related to admissions, but the Admissions Advisor is instead serving an advisory role related to the Student’s performance in the Program of Study. This provision shall not require CEC to record telephone calls or online chats placed or received on personal devices, such as cell phones. Admissions Advisors and Financial Aid Advisors will be trained not to engage in communications with Students on personal devices. During the term of this AVC, CEC shall continue to retain its current third party vendor, or a vendor who employs comparative services, for call recording under this paragraph and for automated voice interaction analytics. Any decision to switch from its current vendor to another vendor shall be done in consultation with and approval by the Administrator. CEC shall make the call recordings required under this paragraph reasonably available to the Administrator and the Attorneys General upon request.

93.

Notwithstanding anything to the contrary in this AVC, CEC shall not be required to record a telephone conversation if the Student or Prospective Student, after receiving the disclosure required by paragraph 95, objects to the conversation being recorded, nor shall CEC be prohibited from continuing a telephone conversation with a Student or Prospective Student on an unrecorded line once such an objection has been made; provided, however, that CEC shall be prohibited from encouraging Students or Prospective Students to object to recording the conversation.

94.

Call recordings and online chats shall be maintained for a period not less than ninety (90) days after the date of the call. The Administrator shall have full and complete access to all recordings via the voice analytics platform.

95.

CEC shall inform a Prospective Student at the outset of any telephone call after the initial greeting that the call may be being recorded. CEC shall be permitted to make this disclosure in pre-recorded form.

96.

CEC shall not initiate unsolicited telephone calls to a Prospective Student’s telephone number that appears on any current Do Not Call Registry. CEC shall keep an accurate record of and comply with any request to not receive further telephone calls. CEC shall not initiate any outbound telephone calls to a person who has previously stated to CEC that he or she does not wish to receive telephone calls from CEC, or who has expressed a desire not to be contacted anymore by CEC, or who has requested that they be placed on CEC’s internal do-not-call list, unless the person has made a renewed request for contact or has otherwise indicated a desire to again receive calls from CEC.

97.	CEC shall not continue a telephone call after a Prospective Student has expressed a desire to conclude the call or has clearly stated that he/she does not want to apply to or enroll at a CEC institution.

98.	CEC shall not prevent a Prospective Student from consulting with or obtaining advice from a parent, adult friend, or relative with respect to any issue relevant to enrollment.

99.	CEC shall invite Prospective Students under the age of eighteen (18) to bring an adult with them to any interview/meeting on campus prior to enrollment.

REQUIRED ORIENTATION AND REFUND PROVISIONS

100.

CEC shall require all incoming Students (other than graduate Students and Students who have already obtained twenty-four (24) or more credits at the post-secondary education level) to complete an online and/or in-person orientation program prior to the Student’s first class at no cost to the Student. This orientation program shall be approved by the Administrator in consultation with the Attorneys General. This orientation program shall address such topics as study skills, organization, literacy, financial skills, and computer competency. A Student may withdraw from enrollment in a Program of Study at any time during the orientation program without any cost, and any grants or financial aid received directly from a grantor or lender on behalf of the Student shall be returned to the grantor or lender. In the alternative, and in lieu of the orientation described above, CEC may satisfy its obligation by requiring all incoming Students (other than graduate Students and Students who have already obtained twenty-four (24) or more credits at the post-secondary education level) to complete a college readiness course components of which will address the topics referenced above and the content of which will be approved by the Administrator in consultation with the Attorneys General. If CEC elects to offer a college readiness course, CEC shall give Students enrolled in the course a Clear and Conspicuous disclosure of the refund provision contained in paragraph 101 within ten

(10) days after the start of the course.

101.

All Students who are newly enrolled in any fully online Program of Study at CEC institution (other than graduate Students and Students who have already obtained twenty- four (24) or more online credits at the post-secondary education level) shall be permitted to withdraw within the first twenty-one (21) days of the first day of the Student’s semester, quarter, or (with respect to students enrolled in a non-term program) payment term at the CEC institution in which the Student enrolled. If a Student’s credits are from a university that predominantly offers online programs, CEC can count the Student’s credits towards the 24 online credit threshold. All Students who are newly enrolled in any on-ground Program of Study at a CEC institution (other than graduate Students) shall be permitted to withdraw within the first seven (7) days of the first day of the Student’s first session, at the CEC institution in which the Student enrolled. CEC shall Clearly and Conspicuously disclose the availability of the refund periods described in this paragraph in the Enrollment Agreement or in a separate written disclosure prior to starting class. CEC shall not hold a qualifying Student who withdraws in accordance with this paragraph liable for any tuition and fees associated with attending classes and shall return to grantors or lenders any grants and financial aid received directly from a grantor or lender for or on behalf of the Student. Under no circumstances shall the time of a Student’s attendance in the orientation program required pursuant to paragraph 100 be included in the refund periods required pursuant to this paragraph.

102.	Except for qualifying Students who withdraw during the new Student orientation program required pursuant to paragraph 100 or the applicable refund period established by paragraph 101, when a Student withdraws from a Program of Study, CEC may retain or be entitled to payment for a percentage of any tuition and fees and other educational costs earned, based on the percentage of the enrollment period attended by the Student, subject to the CEC institution’s internal refund policies and applicable law; provided, however, that where a student has not attended sixty (60) percent of the academic term as calculated in accordance with 34 CFR 668.22, CEC shall not retain or be entitled to payment for a percentage of any tuition and fees or other educational costs for a class that was scheduled to be taken during the relevant academic term but was not attended because the student withdrew from school prior to the commencement of the class.

Except as mandated by changes to federal or state laws or regulations, no CEC institution shall change its internal policy with respect to calculating the percentage of tuition and fees and other educational costs that a Student remains obligated to pay upon withdrawal in a manner that results in the policy becoming less favorable to Students unless CEC obtains the prior approval of the Administrator or, if the Administrator’s term has expired, the Executive Committee. CEC shall comply with all state and federal record- keeping requirements for documenting Student attendance and determining dates of withdrawal.

103.

CEC shall comply with applicable state and federal law specifying the amounts owed by or to be refunded to Students to the extent their application would result in a greater refund or lower cost for a Student than is otherwise required herein.

THIRD-PARTY LEAD VENDOR REQUIREMENTS

104.	CEC shall require that all contracts with Third-Party Lead Vendors who provide it with lead generation services include each of the following:

(a)	a provision requiring that the Third-Party Lead Vendor comply with:

(i)	CEC’s lead aggregator guidelines in effect at the time of contracting or as may be modified subsequently, subject to approval by the Administrator;

(ii)	all applicable state and federal consumer protection laws;

(iii)	if and when applicable to CEC, all provisions in the Code of Conduct referenced in paragraph 105; and

(iv)	all provisions of the Telephone Consumer Protection Act, 47 U.S.C.

§ 227;

(b)	a prohibition on attracting Students or obtaining leads by misleading advertising suggesting available employment opportunities rather than educational opportunities;

(c)

a prohibition on representing that a Student or Prospective Student is guaranteed to receive “free” financing from the federal or a state government; provided, however, that CEC may permit its Third-Party Lead Vendors to represent that grants and scholarships may be available and would not need to be repaid;

(d)	a prohibition on representing that loans are grants that do not carry with them an obligation to be repaid;

(e)	a provision prohibiting Third-Party Lead Vendors from transferring a Prospective

Student inquiry to a CEC institution unless the Prospective Student has expressly informed the Third-Party Lead Vendor that he or she is interested in educational opportunities. Prior to transferring a Prospective Student to a CEC institution, Third-Party Lead Vendors shall be required to ask the Prospective Student if they are interested in educational opportunities. Should the Prospective Student say “no,” or otherwise provide a clear negative response as to their interest in pursuing educational opportunities, the Prospective Student cannot be directed to a CEC institution. Should the Prospective Student say “I’m not sure,” or otherwise provide an equivocal response as to their interest in pursuing educational opportunities as opposed to job opportunities, the Third-Party Lead Vendor shall be permitted to describe the advantages an education may provide in creating additional job opportunities, but in so doing, the Third-Party Lead Vendor shall be prohibited from referencing any specific salary amounts. The Third-Party Lead Vendor shall then again ask the Prospective Student if they are interested in educational opportunities. Should the Prospective Student respond by providing a clear and affirmative indication that they are interested in educational opportunities, the Third-Party Lead Vendor shall be permitted to continue transferring the Prospective Student to a CEC institution; otherwise, the Prospective Student cannot be transferred to a CEC institution. In all events, prior to transferring any Prospective Student to a representative of any CEC institution, Third-Party Lead Vendors shall be required to confirm the Prospective Student’s interest in pursuing educational opportunities; and

(f)	a requirement that all Third-Party Lead Vendors begin calls made on behalf of

CEC with the following statement immediately after the Prospective Student answers the phone, “This is [insert company], this call may be recorded for quality assurance and training purposes,” or words to that effect. Should the Prospective Student that answers the phone transfer the call to another Prospective Student, the preceding statement must be repeated for this Prospective Student and any other Prospective Student that may be later connected to the call. Additionally, the Third-Party Lead Vendor will clearly state that “this call may be recorded for quality assurance and training purposes” before transferring a call to CEC.

105.

In addition, CEC shall negotiate in good faith with the Attorneys General and other post- secondary educational institutions with the goal of codifying a Code of Conduct that may be amended from time to time, for the recruitment of Students through Third-Party Lead Vendors. The Code of Conduct shall include provisions to help ensure that Third-Party Lead Vendors do not make misleading claims or use misleading solicitation strategies when generating leads for post-secondary educational institutions.  CEC shall be bound to abide by the provisions of the Code of Conduct that post-secondary educational institutions agree to follow and implement as long as those provisions do not conflict with any other requirement of this AVC.  CEC shall not be obligated to abide by the Code of Conduct provisions unless and until the Code of Conduct becomes effective as to industry participants representing (together with CEC) at least 50% of students enrolled in for-profit schools, with such percentage to be calculated using the most recent available data from The Integrated Postsecondary Education Data System regarding student enrollments at four-year and two-year post-secondary educational institutions that award degrees at the associate’s degree level or above. All parties shall use reasonable efforts to encourage the participation of Third-Party Lead Vendors in the Code of Conduct.

(a)

During the term of this AVC, CEC shall continue to retain its current third-party vendor, or a vendor who employs comparative services, to monitor the conduct of CEC’s Third-Party Lead Vendors and monitor that they are complying with the contractual terms set forth in paragraph 104, including but not limited to whether the Third-Party Lead Vendors are using any unfair, false, misleading, deceptive, or abusive acts or practices (as those terms are commonly understood in the context of consumer protection laws), and the use of any incentive, discount, or inducement of any kind to encourage Student inquiries or otherwise used to recruit Students. Any decision to switch from its current vendor to another vendor shall be done in consultation with and approval by the Administrator.

106.

If CEC learns that a Third-Party Lead Vendor or a sub-vendor, which for the purposes of this paragraph shall mean a third-party utilized by a Third-Party Lead Vendor to assist it in providing Prospective Student inquiries to CEC, that provides services to the Third- Party Lead Vendor has failed to materially comply with the contractual terms set forth in paragraphs 104(a)(ii) through 104(f), or has failed to materially comply with any of CEC’s Lead Aggregator Guidelines that would give rise to a violation of paragraphs 104(a)(ii) through 104(a)(iv) (“a Violation”), CEC shall retain a record of such Violation (which record shall be available to the Administrator and the Attorneys General upon request) for a period of two (2) years and shall address such Violation by taking corrective action against the segment of the Third-Party Lead Vendor’s business in which the Violation occurred (for example, if the Third-Party Lead Vendor commits a Violation related to a webpage, electronic solicitation, or other online advertisement, CEC shall not be required to take corrective action against that Third-Party Lead Vendor with respect to any call center, that the Third-Party Lead Vendor may be providing to CEC) or by demanding corrective action against the sub-vendor as follows:

(a)	First Violation within any rolling 12-month period: CEC shall notify the Third-

Party Lead Vendor of the Violation and the steps it must take to correct the Violation. If, within five (5) business days, the Third-Party Lead Vendor does not document that it is actively engaged in making the required changes, the Violation shall be escalated to CEC’s Compliance Department, which shall inform the Third-Party Lead Vendor and pause the campaign, or if the Violation was committed by a sub-vendor, demand that the Third-Party Lead Vendor pause the sub-vendor’s participation in the campaign, until the Violation is corrected;

(b)	Second Repeated Violation within any rolling 12-month period: CEC shall notify the Third-Party Lead Vendor of the Violation and the steps it must take to correct the Violation. If, within five (5) business days, the Third-Party Lead Vendor does not document that it is actively engaged in making the required changes, the Violation shall be escalated to CEC’s Compliance Department, which shall inform the Third-Party Lead Vendor and pause the campaign, or if the Violation was committed by a sub-vendor, demand that the Third-Party Lead Vendor pause the sub-vendor’s participation in the campaign, for thirty (30) days or until the Violation is corrected, whichever is longer; and

(c)	Third Repeated Violation within any rolling 12-month period: CEC shall notify the Third-Party Lead Vendor of the Violation and the steps it must take to correct the Violation. If, within five (5) business days, the Third-Party Lead Vendor does not document that it is actively engaged in making the required changes, the Violation shall be escalated to CEC’s Compliance Department, which shall inform the Third-Party Lead Vendor that the segment of the Third-Party Lead Vendor’s business in which the Violations occurred shall be removed from CEC’s vendor list for a period of at least one (1) year, or if the Violation was committed by a sub-vendor, that the Third-Party Lead Vendor must cease using the sub- vendor for CEC’s account for a period of at least one (1) year;

provided, however, that nothing in this paragraph shall be deemed to limit or otherwise affect CEC’s obligations under paragraph 107 of this AVC.

107.	Termination Violations.

(a)	For purposes of this paragraph, a “Termination Violation” means any one of the following occurrences:
(i)

a Third-Party Lead Vendor’s webpage, electronic solicitation, or other online advertisement references both a post-secondary educational opportunity and an employment opportunity, and the webpage, electronic solicitation, or online advertisement (1) uses a substantially smaller font size to present the educational opportunity as compared with the employment opportunity or (2) represents the educational opportunity as a “want ad” or employment application;

(ii)

a Third-Party Lead Vendor’s webpage, electronic solicitation, or other online advertisement states that the Prospective Student (1) is eligible for a scholarship, grant, or financial aid as the result of having already won a drawing or raffle, (2) has been specially selected to receive a scholarship, grant, or financial aid, or (3) is entitled to receive compensation to fund his or her education in exchange for completing a form; or

(iii)

a Third-Party Lead Vendor’s webpage, electronic solicitation, or other online advertisement states that a Prospective Student will receive compensation to fund his or her post-secondary education that will not need to be repaid, unless the statement refers to grants that are expressly stated to be subject to eligibility.

(b)

Notwithstanding anything in paragraph 106 to the contrary, in the event that a Third-Party Lead Vendor incurs three Termination Violations within a 180-day period, CEC shall, within thirty (30) days of discovering the third such Termination Violation, terminate any outstanding insertion orders to the segment of the Third-Party Lead Vendor’s business in which the Termination Violations occurred and not issue any new insertion orders to that business segment for at least ninety (90) days if the Termination Violations were attributable to the Third- Party Lead Vendor, or if the Termination Violations were attributable to a sub- vendor, demand that the Third-Party Lead Vendor must cease using the sub- vendor for CEC’s account a period of at least ninety (90) days; provided, however, that the requirements of this subparagraph shall not apply if the CEC and/or the Third-Party Lead Vendor document to the reasonable satisfaction of the Administrator that the three Termination Violations that would otherwise have triggered the requirements of this subparagraph represented, in the aggregate, no more than 1% of the total Prospective Student leads from the Third-Party Lead Vendor during the relevant period.

108.

Upon written notice from the Attorneys General or Administrator that a Third-Party Lead Vendor has failed to comply with the contractual terms set forth in paragraph 104 of this AVC, or any provision of an applicable state consumer protection law, CEC shall conduct an investigation of the Third-Party Lead Vendor practice and report the results of that investigation to the Attorneys General and to the Administrator within thirty (30) days, unless the Attorneys General agree otherwise.

109.

CEC shall maintain policies and procedures and take appropriate action, including but not limited to exercising any rights available to it under a contract, to require Third-Party Lead Vendors to comply with this AVC. Appropriate action shall be determined by the nature and circumstance of the alleged Violation, including but not limited to the pattern or severity of the alleged conduct.

110.

Subject to the prior approval of the U.S. Department of Education, CEC shall work in good faith to develop and implement a system of paying Third-Party Lead Vendors based on the actual quality of leads produced by the particular vendor.

111.

Nothing in this AVC limits the right of the Attorneys General to investigate or take any action against Third-Party Lead Vendors for any violation of applicable law, nor shall anything in this AVC be construed to limit the remedies available to the Attorneys General for any violation of applicable law by Third-Party Lead Vendors.

ENFORCEMENT

112.	The terms of this paragraph apply only during the term of the Administrator.

(a)

If at any time it appears that CEC is engaged in a practice or pattern of non- compliance with this AVC, or commits an egregious act of non-compliance with this AVC, either on the basis of information obtained by the Administrator pursuant to the Work Plan or from information obtained through any other source, then the Administrator shall review the relevant facts, collect whatever additional facts the Administrator deems necessary, and seek CEC’s position as to the practice, pattern, or egregious act of alleged non-compliance and related instances of individual violations. If the Administrator’s review establishes either a pattern or practice of non-compliance or egregious act of non-compliance with this AVC, then the Administrator shall work in conjunction with CEC to devise a corrective action plan to remedy such practice or pattern of non-compliance, including a reasonable period for corrective action and implementation of such plan. To the extent that the Administrator and CEC are unable to agree to a corrective action plan, the Attorneys General may take whatever action they deem necessary, including but not limited to bringing an action to enforce this AVC, filing a new original action, conducting further investigation, or attempting to negotiate a corrective action plan directly with CEC. Should the Attorneys General choose to file a new original action, nothing referred to in this paragraph shall affect the release in paragraph 131.

(b)	At a reasonable time following the period for corrective action, the Administrator shall provide a report to the Executive Committee, setting forth:

(i)	a description of the practice or pattern of non-compliance and related instances of individual violations of this AVC (including the relevant facts);

(ii)	a description of the corrective action plan;

(iii)

findings by the Administrator as to whether the Administrator deems it reasonably likely that CEC is in substantial compliance with the terms of this AVC, including but not limited to whether CEC has ceased to engage in a practice or pattern of non-compliance; and

(iv)	a description of CEC’s views as to the foregoing matters.

(c)

The Attorneys General agree that they will meet and confer with CEC concerning the subject of the action before filing any action related to this AVC, so long as CEC makes necessary representatives available to meet and confer in a timely manner. However, an Attorney General may take any action where the Attorney General concludes that, because of a specific practice, an imminent threat to the health, safety, or welfare of the citizens of the State exists, or the practice creates a public emergency requiring immediate action.

(d)

The Attorneys General agree that no action may be filed to enforce the terms of this AVC unless they have proceeded as set forth in this paragraph. However, an Attorney General may take any action where the Attorney General concludes that, because of a specific practice, an imminent threat to the health, safety, or welfare of the citizens of the State exists, or the practice creates a public emergency requiring immediate action.

113.	The terms of this paragraph shall apply following the term of the Administrator.

(a)

For the purposes of resolving disputes with respect to compliance with this AVC, should any of the Attorneys General have a reasonable basis to believe that CEC has engaged in a practice that violates a provision of this AVC and decide to pursue the matter, then such Attorney General shall notify CEC in writing of the specific practice in question, identify with particularity the provision of this AVC that the practice appears to violate, and give CEC thirty (30) days to respond to the notification. Within thirty (30) days of its receipt of such written notice, CEC shall provide a good-faith written response to the Attorney General notification, containing either a statement explaining why CEC believes it is in compliance with this AVC, or a detailed explanation of how the alleged violation occurred and a statement explaining how CEC intends to remedy the alleged breach.

(b)

Should any of the Attorneys General have a reasonable basis to believe that CEC has engaged in a practice that violates a provision of this AVC and decide to pursue the matter, and following notice to CEC as provided in subparagraph (a), CEC shall provide the Attorneys General reasonable access to inspect and copy relevant, non-privileged records and documents in the possession, custody, or control of CEC that relate to CEC’s compliance with the identified practice that the Attorneys General believe may violate this AVC. If the Attorneys General make or request copies of any documents during the course of that inspection, the

Attorneys General will provide a list of those documents to CEC. This provision does not limit the rights of the Attorneys General to otherwise serve subpoenas or CIDs on CEC or to enforce them.

(c)

The Attorneys General may assert any claim that CEC has violated this AVC in a separate civil action to enforce compliance with this AVC, or may seek any other relief afforded by law to enforce compliance with this AVC, but only after providing CEC an opportunity to respond to the notification described in subparagraph (a); provided, however, that an Attorney General may take any action if the Attorney General concludes that a specific practice alleged to be in violation of this AVC requires immediate action due to an imminent threat to the health, safety, or welfare of the public, or the practice creates a public emergency requiring immediate action.

114.

The Attorneys General agree to make good faith efforts to coordinate any future efforts to enforce violations of this AVC to the extent they are reasonably able to do so. To that end, each Attorney General agrees to provide notice to the Executive Committee at least ten (10) business days prior to the filing of any action to enforce this AVC against any of the parties released from liability pursuant to paragraph 131. However, nothing in this paragraph shall be construed so as to limit the right of a state to enforce any law in any action by that state not related to enforcement of compliance with this AVC. In addition, the notice requirement stated herein shall not apply to the extent that the relevant Attorney General concludes that further delay in acting constitutes a threat to public health, safety, or welfare, or that the action intended to be taken addresses a public emergency requiring immediate action. For the avoidance of doubt, nothing in this paragraph shall relieve the Attorneys General of the requirements of paragraphs 112 and 113 of this AVC, which must be satisfied before any Attorney General may provide the notices required by this paragraph. For purposes of enforcement by the State of Iowa only, a violation of this Assurance by CEC is a violation of the Iowa Consumer Fraud Act, Iowa Code Section 714.16.

115.

Subject to the release set forth in paragraph 131, nothing in this AVC limits the right of the Attorneys General to conduct investigations or examinations or file suit for any violation of applicable law, not related to the enforcement of compliance with this AVC nor shall anything in this AVC be construed to limit the remedies available to the Attorneys General for any violation of applicable law that is not released by this AVC. For the avoidance of doubt, nothing in this paragraph shall be construed to modify the procedures to be followed prior to the filing of an action to enforce the terms of this AVC, as set forth in paragraphs 112 through 114.

INSTITUTIONAL RECEIVABLES

116.

For purposes of this paragraph and paragraph 117, a “Qualifying Former Student” means any former student whose last known address at the time of the Effective Date is in a state that is a party to this AVC and either (a) attended a CEC institution which was closed prior to the Effective Date or is currently scheduled to close before December 31, 2018; or (b) whose final day of attendance at AIU or CTU occurred on or before December 31, 2013. As partial consideration for the release set forth in paragraph 131, without any admission of wrongdoing, CEC agrees to forgo any and all efforts to collect any amounts that are owed to CEC by such Qualifying Former Students (hereinafter

“Institutional Receivables”) on the first day of the month following after the Effective Date which amounts totaled, as of December 1, 2018, approximately $493,687,220. The parties agree that issuance of 1099s is not required, and that 1099s will not be issued to Qualifying Former Students. For the avoidance of doubt, Institutional Receivables shall not include any amounts that are owed to non-CEC entities, such as, for example, federal student loans owed to the United States government. In the event that any Qualifying Former Student or a co-signer for a Qualifying Former Student attempts to make a payment to CEC after the first day of the month following thirty (30) days after the Effective Date that relates to Institutional Receivables, CEC shall use all reasonable efforts to refuse such payment and return the payment. CEC shall request that any and all trade line information related to amounts covered by this paragraph be deleted from Qualifying Former Students’ credit reports, to the extent that such trade line information exists, at CEC’s own expense. For the avoidance of doubt, it is not the Parties’ intent to allow Qualifying Former Students to recover the amounts CEC is foregoing collection of pursuant to this paragraph in any other forum.

117.

On or before sixty (60) days after the Effective Date, CEC shall send a letter by U.S. mail to each Qualifying Former Student at his or her last known mailing address notifying such former students that CEC are forgoing collection on their Institutional Debt, including all interest and fees. The notice shall state that due to a recent settlement with the Attorneys General the student’s account balance owing to CEC is $0 and shall encourage the student to advise any and all co-signers that the student’s account balance owing to CEC has been reduced to $0. The notice shall also inform the student that CEC will send a copy of the notice to each of the credit reporting agencies (i.e., TransUnion,

Equifax, and Experian). The notice shall further inform the student that if the student finds that the amounts owed to CEC by the student are still erroneously appearing on the student’s credit report after one hundred and twenty (120) days and notifies CEC, then CEC, at its own expense, shall promptly and properly notify the appropriate credit reporting agency, whether directly or indirectly, of any change(s) to be made to the credit reporting resulting from the application of the terms of this AVC. The notice shall provide CEC’s contact information for making a request to correct a credit report and for any additional inquiries about the student’s account.

PAYMENT TO THE STATES

118.

CEC shall pay $5 million (the “Payment Amount”) to the Attorneys General. CEC and the Attorneys General agree that CEC shall make this payment according to instructions communicated to CEC by the Attorneys General of the State of Connecticut and the State of Iowa, including allocated distributions to the Attorneys General as determined by the Executive Committee and a payment of $500,000 to the National Association of Attorneys General Financial Services and Consumer Protection Fund and $250,000 to the State Center. The Iowa Attorney General shall receive a payment of $264,285.71. Payment by CEC shall be made no later than thirty (30) days after the Effective Date of this AVC and after CEC’s receipt of such payment instructions. The Executive Committee shall, in its sole discretion, determine the amount to be allocated to each Attorney General from the Payment Amount. Each Attorney General may, at his or her sole discretion, use such allocation for any purpose or expenditure permitted by law, including but not limited to attorneys’ fees and other costs, and/or for any other consumer protection purpose. However, no portion of the Payment Amount or such allocation shall be characterized as the payment by CEC of a fine, civil penalty, or forfeiture.

TIME TO IMPLEMENT AND DURATION

119.	Except as otherwise provided in paragraphs 116 and 117 and Exhibit A hereto, CEC shall implement the terms of this AVC by no later than the Effective Date.

120.	With respect to each of the paragraphs of this AVC listed in Exhibit A hereto, CEC shall implement the terms of the relevant paragraph of this AVC by no later than the date set forth in Exhibit A.

121.

Except as otherwise provided in paragraphs 37 and 48, CEC shall be relieved of its obligations under this AVC on the sixth anniversary of the Effective Date; provided, however, that CEC’s obligations under paragraphs 72 through 80, 82, 90, 91 (first sentence only), and 133 through 139 of this AVC shall remain in effect unless and until the AVC is terminated or modified by the Parties.

122.

Beginning on the fourth anniversary of the Effective Date, CEC shall have the right to petition the Executive Committee to be relieved of its obligations under specific identified paragraphs of this AVC that CEC believes have become overly burdensome or unnecessary. CEC shall set forth in writing the reasons why it believes it should be relieved from such obligations and any additional factors that it would like the Executive Committee to consider. Moreover, if the U.S. Department of Education adopts regulations that establish a uniform approach for the calculation and disclosure of job placement rates that is applicable to CEC institutions, then CEC may petition the Executive Committee to be relieved of its obligations under paragraph 23 and paragraphs

61 through 69 on the date when such regulations become effective. The Executive Committee shall consider any petitions made by CEC in good faith and, in each case, the Executive Committee shall be obligated to meet and confer with CEC within sixty (60) days of the request being sent and to make a recommendation about the petition to the Attorneys General within sixty (60) days thereafter.

123.

In the event that CEC sells or otherwise transfers control of American InterContinental University or Colorado Technical University, to a third-party acquirer (the “Acquiring Company”), and the Acquiring Company becomes subject to the terms of this AVC as a successor to CEC, the Acquiring Company shall assume CEC’s rights to petition under this paragraph with respect to the institutions sold or transferred by CEC.

MISCELLANEOUS PROVISIONS

124.

All obligations undertaken by CEC under this AVC shall apply prospectively. Nothing herein, including the powers and duties of the Administrator to review CEC’s compliance with this AVC shall apply to any of the schools owned or operated by Career Education Corporation fully taught out by December 31, 2018.

125.

Nothing in this AVC shall override or prevent CEC from complying with its obligations under the August 19, 2013 Assurance of Voluntary Discontinuance with the New York Attorney General, including its obligations regarding placement rate disclosures.

126.

During the term of this AVC, if the position of the Administrator is vacant, then, to the extent that this AVC or the Work Plan referenced in paragraph 35 requires the Administrator’s approval or consent for CEC to take a particular action, then CEC shall be entitled to take that action if it notifies the Attorneys General of its intent to act and the Attorneys General fail to object with particularity within thirty (30) days.  If the Attorneys General object and particularize the bases for the objection within the thirty

(30) day period, then the Parties shall promptly meet and confer, following which CEC shall be entitled to seek judicial review with regard to the objection if necessary.

127.

Either the Attorneys General or CEC may request to meet and confer with respect to any aspect of this AVC or its implementation by notifying the other party. The notice shall state the subjects proposed to be discussed. The recipient of the notice shall in good faith make itself and/or its representatives available to meet and confer at a mutually convenient time within thirty (30) days of the notice being sent.

128.	This AVC is for settlement purposes only. No part of this AVC constitutes or shall be deemed to constitute an admission by CEC that they have ever engaged in any conduct proscribed by this AVC.

129.

This AVC is made without trial or adjudication of any issue of fact or law by a court at law or equity, or finding of liability or fact of any kind, and no party to this agreement shall make contrary representations.  This AVC is not intended by the parties to constitute evidence against CEC in, or provide any basis for, any action brought by any person or entity for any violation of the common law, any federal or state statute or regulation, or constitute evidence in, or provide any basis for, any defenses, claims or assertions by or on behalf of current or former Students seeking student loan forgiveness or defense to repayment claims initiated at or by the U.S. Department of Education. Further, this AVC is not intended by the parties to constitute evidence in favor of CEC in, or provide any basis for, any defense put forward by CEC against any alleged violation of the common law, or any federal or state statute or regulation, or to constitute evidence in or provide any basis for any defenses, claims or assertions by or on behalf of CEC seeking to disallow student loan forgiveness or defense to repayment claims initiated at or by the U.S. Department of Education.

130.

Notwithstanding the provisions of paragraphs 128, 129, or any other provision of this AVC, this AVC may be used as evidence in an action brought by the Attorneys General to enforce the terms of this AVC for the sole purpose of establishing those terms of the AVC that any such action seeks to enforce.  In addition, notwithstanding the provisions of paragraphs 128, 129, or any other provision of this AVC, this AVC may be used by CEC and may constitute evidence in favor of CEC in any proceeding (a) brought by or on behalf of Students whose institutional debt has been forgiven pursuant to the provisions of paragraphs 116 and 117 of this AVC for the sole purpose of establishing the amount of institutional debt forgiven, or (b) brought by the Attorneys General seeking relief or recovery for claims or other matters released pursuant to paragraph 131 of this AVC for the sole purpose of establishing the matters allegedly released, or (c) in any action brought by the Attorneys General to enforce the terms of this AVC for the sole purpose of establishing conditions precedent to the bringing of such action, pursuant to paragraphs 112 and 113.

131.

As of the Effective Date, the Attorney Generals hereby release CEC from any and all civil claims, actions, causes of action, damages, losses, fines, costs, and penalties, pursuant to each Attorney General’s State’s consumer protection and trade practice statutes, that have been or could have been brought against CEC or any of their respective current or former subsidiaries, affiliates, divisions, agents, representatives, and each of their respective officers, directors, shareholders, members, insurers, attorneys or employees on or before the Effective Date related to (1) the allegations set forth in paragraph 2 and (2) CEC’s institutional lending practices that are the subject of paragraphs 116 and 117. Notwithstanding any other term of this AVC, the following do not comprise released claims: private rights of action; criminal claims; claims of environmental or tax liability; claims for property damage; claims alleging violations of State or federal securities laws; claims alleging violations of State or federal antitrust laws; claims brought by any other agency or subdivision of the State; claims alleging violations of State or federal privacy laws or State data breach laws; and claims alleging a breach of this AVC.

132.	The Parties agree that this AVC does not constitute an approval by the Attorneys General of any of CEC’s past or future practices, and CEC shall not make any representation to the contrary.

133.

The requirements of this AVC are in addition to, and not in lieu of, any other requirements of state or federal law. Nothing in this AVC shall be construed as relieving CEC of the obligation to comply with all local, state, and federal laws, regulations, or rules, nor shall any of the provisions of this AVC be deemed as permission for CEC to engage in any acts or practices prohibited by such laws, regulations, or rules.

134.	Nothing contained in this AVC shall be construed to create or waive any individual private right of action.

135.	CEC shall not participate directly or indirectly in any activity to form or proceed as a separate entity or corporation for the purpose of engaging in acts prohibited in this AVC or for any other purpose which would otherwise circumvent any part of this AVC.

136.

If any clause, provision or section of this AVC shall, for any reason, be held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other clause, provision, or section of this AVC and this AVC shall be construed and enforced as if such illegal, invalid, or unenforceable clause, section, or other provision had not been contained herein.

137.	The section headings and subheadings contained in this AVC are included for convenience of reference only and shall be ignored in the construction or interpretation of this AVC.

138.

To the extent that any changes in CEC’s business, advertisements, and/or advertising practices are made to achieve or facilitate conformance to the terms of this AVC, the fact that such changes were made shall not constitute any form of evidence or admission, explicit or implicit, by CEC of wrongdoing.

139.

In the event that any statute, rule, or regulation pertaining to the subject matter of this AVC is enacted, promulgated, modified, or interpreted by any federal or state government or agency, or a court of competent jurisdiction holds that such statute, rule, or regulation is in conflict with any provision of this AVC, and compliance with this AVC and the subject statute, rule, or regulation is impossible, CEC may comply with such statute, rule, or regulation and such action in the affected jurisdiction shall not constitute a violation of this AVC. CEC shall provide written notices to the Attorneys General and the Administrator, if applicable, that it is impossible to comply with this

AVC and the subject law and shall explain in detail the basis for claimed impossibility, with specific reference to any applicable statutes, regulations, rules, and court opinions. Such notice shall be provided immediately upon CEC learning of the potential impossibility and at least thirty (30) days in advance of any act or omission which is not in compliance with this AVC. Nothing in this paragraph shall limit the right of the Attorney General to disagree with CEC as to the impossibility of compliance and to seek to enforce this AVC accordingly.

140.	All notices under this AVC shall be provided to the following via email and Overnight Mail:

FOR CEC:

Jeffrey D. Ayers

Senior Vice President, General Counsel and Secretary Career Education Corporation

231 N. Martingale Rd. Schaumburg, Illinois 60173 jayers@careered.com

And

Jerry W. Kilgore Cozen O’Connor Three James Plaza Suite 1420

Richmond, VA 23219 jkilgore@cozen.com

For the State:

Nathan Blake

Iowa Attorney General’s Office 1305 E. Walnut St.

Des Moines, IA 50319 nathan.blake@ag.iowa.gov

Jessica Whitney

Iowa Attorney General’s Office 1305 E. Walnut St.

Des Moines, IA 50319 jessica.whitney@ag.iowa.gov

For the State of Iowa

    /s/ Jessica Whitney

Jessica Whitney

Special Assistant Attorney General Director, Consumer Protection Division 1305 E. Walnut St.

Des Moines, IA 50319

For Career Education Corporation, American InterContinental University, Inc., and Colorado Technical University, Inc.

    /s/ Jeffrey D. Ayers

Jeffrey D. Ayers

Senior Vice President, General Counsel and Secretary Career Education Corporation

231 N. Martingale Rd. Schaumburg, Illinois 60173 jayers@careered.com

Counsel for Career Education Corporation, American InterContinental University, Inc. and Colorado Technical University, Inc.

    /s/ Jerry Kilgore

Jerry W. Kilgore

COZEN O’CONNOR

Three James Plaza Suite 1420 Richmond, VA 23219

Phone: (804) 762-6916

jkilgore@cozen.com

Exhibit A – Implementation Schedule

AVC Paragraph(s)	Subject Matter	Deadline for Compliance
¶¶ 54-59 (and all other references)	Single-Page Disclosure Sheet1	180 days from the Effective Date, subject to the qualifications contained in the relevant paragraphs regarding what information must be contained in the Single-Page Disclosure.
¶¶ 70-71	Electronic Financial Impact Platform

CEC shall have one hundred eighty (180) days from the Effective Date to complete development, have approved by the Administrator in consultation with the Attorneys General, and implement its Electronic Financial Impact Platform

1 All capitalized terms used in this Exhibit A shall have the meaning given to them in the AVC.

AVC Paragraph(s)	Subject Matter	Deadline for Compliance
¶¶ 73-74, 78	Prohibitions relating to graduate eligibility for employment and/or required licensure	180 days from the Effective Date
¶¶ 92-93	Call recording and voice analytics	Phased in with full functionality 18 months from the Effective Date
¶¶ 96-97	Telephone Consumer Protection Act and related matters	90 days from the Effective Date
¶ 100	Mandatory orientation	180 days from the Effective Date
¶ 101	Refunds for newly enrolled students	180 days from the Effective Date
¶ 102	Internal policy regarding obligation to pay tuition and fees when student does not attend 60% of the term	180 days from the Effective Date
¶¶ 104-111	Third-Party Lead Vendor compliance	90 days from the Effective Date

EXHIBIT B

TUITION AND FEES*: $XX,XXXPROGRAM LENGTH: XX months

Tuition:

$XX,XXX

Total Credits:

XXX

Cost Per Credit Hour:

$XXX

Technology Fee:

$XXX/term

Graduation Fee:

$XXX

*The amounts shown above include costs for the entire program, assuming normal time to completion. In addition, a non-refundable $150 Graduation Fee will be charged to the student’s account during the final term. Program length and cost may vary due to multiple factors including eligible transferred credits, program pacing and proficiency credit awarded for passing knowledge assessments.

TRANSFER CREDITS

•	Course credits are not guaranteed to transfer to other schools.

Transferability of credits is at the sole discretion of the receiving institution.

•	Not all credits are eligible to transfer.

The Prior Learning Assessment Team can determine what credits students may be eligible to transfer into their current program. You can transfer in up to 75% of credits required for a degree. See the university’s catalog regarding transfer credit policies.

STUDENT SUCCESS & OUTCOMES

PROGRAM NAME

PROGRAM COST AND LENGTH

THE TYPICAL GRADUATE LEAVES WITH A LOAN DEBT OF: $XX,XXX

The median debt of borrowers who completed this program. This debt includes federal, private, and institutional loans.

SUCCESS OF STUDENTS WHO ENROLL

XX% of Title IV students complete the program within XX months

XX out of XX complete within XX months

XX out of XX do not complete within XX months

THE TYPICAL GRADUATE EARNS

$XX,XXX PER YEAR AFTER LEAVING THIS PROGRAM.

The median earnings of program graduates who received Federal aid.

Schedule of Substantially Identical Agreements

CEC, AIU and CTU entered into substantially identical agreements with the attorneys general of all states and the District of Columbia, except for the states of California and New York. Differences between the agreements include the state attorney general that is the party thereto, the contact information for  each state, specific statutory references applicable to each state and the amount of the aggregate payment set forth therein which is to be paid to each state.

Pursuant to Instruction 2 of Item 601(a) of Regulation S-K, a copy of only one of these agreements is filed.